FORM OF 2017 KEY EMPLOYEE UNIT AGREEMENT UNDER THE
STONEMOR PARTNERS L.P. LONG-TERM INCENTIVE PLAN
This Key Employee Unit Agreement (the “Agreement”) entered into as of March 19, 2018 (the “Agreement Date”), by and between StoneMor GP LLC (the “Company”), the general partner of and acting on behalf of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), and _____________________(the “Participant”), a key employee of the Company of its Affiliates (as defined in the Plan).
BACKGROUND:
In order to make certain awards to key employees, directors and consultants of the Company and its Affiliates, the Company maintains on behalf of the Partnership the StoneMor Partners L.P. 2014 Long-Term Incentive Plan (the “Plan”). The Plan is administered by a Committee (as defined in the Plan) of the Board of Directors (“Board”) of the Company. The Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of Phantom Units (as defined in the Plan), conditioned on satisfying time vesting (“Time Vested Units”) and performance vesting (“Performance Vested Units”) conditions set forth in this Agreement. The Participant has determined to accept such Award. Any initially capitalized terms and phrases used in this Agreement, but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.
NOW, THEREFORE, the Company, acting on behalf of the Partnership, and the Participant, each intending to be legally bound hereby, agree as follows:
ARTICLE 1
AWARD OF UNITS

1.1 Grant of Phantom Units and Vesting. The Participant is hereby granted an aggregate of _______ Phantom Units under the Plan, consisting of ____________Time Vested Units and __________ Performance Vested Units, conditioned on satisfying the applicable vesting conditions set forth in this Agreement and on Exhibit A attached hereto, subject to Section 1.2 hereof. The Participant acknowledges and agrees that the Company has no obligation to grant any Performance Vested Units with respect to 2017 because none would have vested based on the failure to achieve the performance conditions established by the Compensation Committee for such year.
Performance Vested Units shall vest on the date on which the Committee has determined the extent, if any, to which the respective performance conditions have been achieved or waived in writing by the Committee. The Committee will endeavor to establish performance conditions at the Threshold Condition level and the Target Condition level during the first ninety (90) days of each calendar year and shall advise the Participant in writing of such performance conditions.

The failure by the Committee to comply with such time deadlines or to advise the Participant in writing of such performance conditions shall not result in the performance conditions being deemed satisfied for any calendar year. However, the performance conditions must be established by the Committee for each such calendar year on or before December 31 of such calendar year, in the absence of which the Performance Vested Units shall vest on December 31 of such calendar year at the Target Condition level.
Certificates for any Units issuable upon settlement of any Phantom Units granted hereunder shall be issued to the Participant upon the vesting of any Time Vested Units or Performance Vested Units, subject to the provisions of the Plan, including, but not limited to, Sections 6(d) and 8(f) of the Plan, and further subject to the Participant paying, or making suitable arrangements to pay, all applicable foreign, federal, state and local taxes, as more fully provided in Section 2.3 hereof, not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code.
1.2     Change of Control. Notwithstanding the provisions of Section 1.1 hereof or Exhibit A hereto, effective simultaneously with the consummation of a Change of Control (as defined in the Plan including the last sentence thereof applicable to 409A Awards), any unvested Time Vested Units and Performance Vested Units shall vest in their entirety.
1.3     Forfeiture. All unvested Time Vested Units and Performance Vested Units hereunder are subject to the forfeiture provisions of Section 1.7 hereof and to the clawback provision referenced in Section 2.2 hereof.
1.4 Disability. The term “disability”, as used herein, shall refer to a “disability” as defined in the Participant’s Employment Agreement or otherwise generally applicable to employees of the Partnership or the Company.
1.5 DER Account. The unvested Phantom Units (whether Time Vested Units or Performance Vested Units) shall not be entitled to receive distributions made by the Partnership to holders of common units. However, the Company shall maintain a DER Account for each Participant which shall be credited with the distributions which would have been paid to the unvested Phantom Units had such Phantom Units been outstanding from and after the date of this Agreement. No interest shall accrue on the DER Account.
1.6 Payment of DER Account.
(a) After any Phantom Units have vested, payments of the amount in the DER Account with respect to such vested Phantom Units shall commence as soon as administratively feasible (but not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code), as provided in this Section 1.6. The Company may, at its option, pay up to fifty percent (50%) of the amount in the DER account in the form of Units, rather than cash, such Units to be valued at the closing price on the last business day prior to the distribution of the Units, provided such Units can be immediately sold by the Participant.
(b) All payments pursuant to this Section 1.6 shall be conditioned on the Participant paying, or by making suitable arrangements to pay, all applicable foreign, federal, state and local tax withholdings as provided in Section 2.3 hereof not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code.
1.7 Forfeiture of Unvested Phantom Units Upon Termination of Employment. In the event of the termination of the employment of the Participant (whether voluntary or involuntary and regardless of the reason for the termination, or for no reason whatsoever) with the Company or its Affiliates, all Phantom Units which have not vested on the date of such termination shall be deemed to be automatically forfeited, unless the Participant’s employment is on that date transferred to the Company or another Affiliate. If a Participant’s employment is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers employment to the Company or its remaining Affiliates. Nothing contained herein shall be deemed to amend or otherwise modify any employment agreement between the Company and the Participant.
1.8 Nonalienation of Benefits. A Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the unvested Phantom Units or any payment of DERs under this Agreement, and the right to receive any payment hereunder shall not be subject to attachment, lien or other involuntary encumbrance.
ARTICLE 2
GENERAL PROVISIONS

2.1 No Right of Continued Employment. The receipt of this Award does not give the Participant, and nothing in the Plan or in this Agreement shall confer upon the Participant, any right to continue in the employment of the Company or any of its Affiliates. Nothing in the Plan or in this Agreement shall affect any right which the Company or any of its Affiliates may have to terminate the employment of the Participant.
2.2 Clawback. The Phantom Units and related DERs are subject to clawback under any clawback policies which are adopted by the Committee, as amended from time to time, including, but not limited to, clawback listing requirements of the New York Stock Exchange imposed by SEC rules adopted pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

2.3 Tax Withholding. The Participant is responsible to pay to the Company, or make suitable arrangements to pay, all applicable foreign, federal, state and local tax withholdings as a condition to receiving certificates for any Units issued upon the settlement of the vested Phantom Units and as a condition to receiving payment of DERs, not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code. The Company may, at its option, withhold a sufficient number of Units or cash to equal all income tax payments due from the Participant in connection with vested Phantom Units and receiving payment of DERs and shall, if it does so withhold, be responsible for paying such income tax payments on behalf of the Participant.
2.4 Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding and conclusive in the absence of clear and convincing evidence that such decision was made in bad faith.
2.5 Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan under which the Phantom Units are granted, the provisions of the Plan shall govern and prevail. The Phantom Units and this Agreement are each subject in all respects to, and the Company and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without the Participant’s consent, of any rights earned or otherwise due to the Participant hereunder.
2.6 Amendment, Supplement or Waiver. This Agreement shall not be amended, supplemented, or waived in whole or in part, except by an instrument in writing executed by the parties to this Agreement.
2.7 Captions. The captions at the beginning of each of the numbered Articles and Sections herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.8 Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL EXCLUSIVELY BE GOVERNED BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).
2.9 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, sent by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to the Company shall be deemed to have been duly given or made upon actual receipt by the Company. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:
(a) if to the Partnership or Company: StoneMor GP LLC, 3600 Horizon Blvd, Suite 100 Trevose, PA 19053, or its then current principal office Attention: Chief Financial Officer
(b) if to the Participant: to the address for the Participant as it appears on the Company’s records.
2.10 Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.
2.11 Entire Agreement; Counterparts; Construction. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement, and embodies the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original against any party whose signature appears thereon. The rule of construction that ambiguities in a document are construed against the draftsperson shall not apply to this Agreement.
2.12 Binding Agreement. The terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the estate, heirs, beneficiaries and other representatives of the Participant. The terms and conditions of this Agreement shall be binding upon the Company and the Partnership and their respective successors and assigns.
2.13 Arbitration. Any dispute or disagreement with respect to any portion of this Agreement or its validity, construction, meaning, performance, or Participant’s rights hereunder shall be settled by arbitration, conducted in Philadelphia, Pennsylvania, in accordance with the

Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration the Participant will attempt to resolve any disputes or disagreements with the Partnership over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, the Participant and the Partnership may resolve the dispute by settlement. The Participant and the Partnership shall equally share the costs charged by the American Arbitration Association or its successor, but the Participant and the Partnership shall otherwise be solely responsible for their own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on the Participant and the Partnership. Further, neither Participant nor the Partnership shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award. THE PARTICIPANT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL.
IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.
STONEMOR PARTNERS L.P.
By: StoneMor GP LLC
By:
Name:
Title:
The Participant hereby acknowledges receipt of a copy of the foregoing Unit Agreement and the Plan, and having read them, hereby signifies the Participant’s understanding of, and the Participant’s agreement with, their terms and conditions. The Participant hereby accepts this Unit Agreement in full satisfaction of any previous written or verbal promises made to the participant by the Partnership or the Company or any of its other Affiliates with respect to awards under the Plan.
(seal) (Date)
Signature of Participant

EXHIBIT A

Time Vested Units vest as follows:*
April ___, 2018:    __________ Phantom Units
April ___, 2019:    __________ Phantom Units
April ___, 2020:    __________ Phantom Units
_________________
*If any such date is not a business day, the applicable Phantom Units shall vest on the next business day.

Performance Vested Units vest as follows:
2018:     If only “threshold” performance condition is achieved, _____ Phantom Units
If “target” performance condition is achieved, ____ Phantom Units
2019:     If only “threshold” performance condition is achieved, _____ Phantom Units
If “target” performance condition is achieved, ____ Phantom Units